SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of ________________________, 201___, is made by and among Houston American Energy Corp., a Delaware corporation (the “Company”), and each purchaser listed on Annex A hereto and executing this Agreement (each, an “Investor” and, collectively, the “Investors” and, together with the Company, the “Parties”).

WHEREAS, each of the Company and the Investors is executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act; and

WHEREAS, the Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, an aggregate of up to 2,000 shares of 12.0% Series A Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Securities”), the rights, preferences and privileges of which are to be set forth in a Certificate of Designation, in the form attached hereto as Exhibit A (the “Certificate of Designation”), which shares of Preferred Securities shall be convertible into, subject to adjustment in accordance thereunder, shares of Common Stock (as defined below), subject to certain restrictions.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warrants and covenants contained herein, the Parties hereto agree as follows:

ARTICLE I
AUTHORIZATION, PURCHASE AND SALE OF PREFERRED SECURITIES

Section 1.1 Authorization, Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties, covenants and other agreements set forth in this Agreement, at the Closing, the Company shall issue and sell to the several Investors, and the several Investors shall purchase from the Company, the number of shares of Preferred Securities set forth next to each such Investor’s name on the signature page. The purchase price per share of Preferred Security shall be $1,000 and the aggregate purchase price (the “Purchase Price”) for the Preferred Securities shall be the amount set forth on Annex A.

Section 1.2 Preferred Securities. The Preferred Securities shall (i) be issued at the Closing to the Investors on the terms and subject to the conditions set forth in this Agreement, (ii) be registered to the Investors in the Company’s records and (iii) have the rights, preferences, powers, and the qualifications, restrictions and limitations, set forth in the Certificate of Designation.

Section 1.3 Closing.

(a) The consummation of the purchase and sale of the Preferred Securities on the terms and subject to the conditions set forth in this Agreement shall take place at one or more closings (each being a “Closing”) at the offices of the Company, 801 Travis Street, Suite 1425, Houston, Texas 77002, within two Business Days following the satisfaction or waiver of each of the conditions set forth in Article IV with respect to the Closing (other than those condition which, by their terms, are to be satisfied or waived at the Closing), or at such other time and place as the Company the respective Investor(s) shall agree. The time and date upon which each Closing occurs is herein referred to as the “Closing Date.”

(b) Closing Deliveries:

(i) At the Closing, the Company shall deliver to each Investor certificates representing the Preferred Securities purchased by such Investor; and

(ii) At the Closing, each Investor shall deliver to the Company, by bank check or wire transfer of immediately available funds to an account designated by the Company, an amount equal to the portion of the Purchase Price set forth next to such Investor’s name on the signature page hereof.

HUSA – Securities Purchase Agr – Series A Preferred

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants as of the date hereof and the applicable Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date) to each of the Investors as follows:

Section 2.1 Organization; Powers. Each of the Company and its Subsidiaries (a) is a legal entity duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the U.S.) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and (c) is qualified to do business as a foreign corporation (or other legal entity) and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

Section 2.2 Authorization. The Company has all requisite corporate power and, except for the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of the Related Agreements, (b) the authorization of the performance of all obligations of the Company thereunder, and (c) the authorization, issuance (or reservation for issuance) and delivery of the Preferred Securities. Each of the Related Agreements has been (or upon delivery will have been) duly executed by the Company and is, or when delivered in accordance with the terms hereof, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; (ii) applicable United States federal or state securities laws limits on indemnification; and (iii) the effect of rules of law governing the availability of equitable remedies.

Section 2.3 Registration Requirements. (i) Assuming the accuracy of the representations made by the Investors in Article III, the offer, issuance and sale of the Preferred Securities pursuant to this Agreement is exempt from registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable Blue Sky laws; and (ii) neither the Company nor, to the knowledge of the Company, any authorized representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemptions or qualifications.

Section 2.4 No Conflict. The execution, delivery and performance by the Company of the Related Agreements, the issuance and sale of the Preferred Securities hereunder and the issuance of the Common Stock upon conversion of the Preferred Securities and the consummation of the other transactions contemplated by the Related Agreements does not and will not (i) conflict with or result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or violation of any of the terms or provisions of, or result in the creation or imposition of any lien, charge or encumbrance upon any property or asset of the Company or any of its subsidiaries, including any Equity Interest of the Company’s subsidiaries, now owned or subsequently acquired or formed, pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument, including secured Indebtedness, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any property or asset of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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Section 2.5 Enforceability. This Agreement has been duly executed and delivered by the Company and constitutes, and each other Related Agreement to which the Company is a party when executed and delivered by the Company, shall constitute, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to (i) the effects of applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting or relating to creditors’ rights generally, (ii) applicable United States federal or state securities laws limits on indemnification and (iii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.6 Governmental Consents. No consent, approval, order, or authorization of, or filing or registration with, or notification to, any Governmental Authority or any trading exchange is required on the part of the Company or its Subsidiaries in connection with (a) the execution, delivery or performance of the Related Agreements and the consummation of the transactions contemplated hereby and thereby, or (b) the issuance of the Preferred Securities or the issuance of the Common Stock upon conversion of the Preferred Securities in accordance with the Certificate of Designation, except (i) as required by the SEC in connection with the Company’s obligations under Section 5.3, (ii) as may be required under the state securities or “Blue Sky” laws, (iii) as may be required by the rules and regulation of the NYSE MKT, or (iv) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware.

Section 2.7 SEC Reports; Financial Statements.

(a) Except as disclosed in the SEC Filings, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under applicable U.S. securities laws (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Filings”), including the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2015. Each SEC Filing complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Filing was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing). As of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the SEC Filings (collectively, the “Company Financial Statements”) (i) comply in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be materially adverse, and the absence of footnote disclosure that, if presented, would not differ materially from those included in the audited Company Financial Statements).

Section 2.8 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Filings, except as specifically disclosed in a subsequent SEC Filing filed prior to the date hereof and excluding the transactions contemplated by this Agreement: (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option or stock purchase plans or equity-based plans disclosed in the SEC Filings and (vi) there has not been any material change or amendment to, or any waiver of any material right by the Company under, any Material Contract under which the Company or any of its Subsidiaries is bound or subject. The Company does not have pending before the SEC any request for confidential treatment of information. Except as set forth on Schedule 2.8 and except for the transactions contemplated by this Agreement, no event, liability fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective business, properties, operations, assets or financial condition that would be required to be disclosed by the Company under applicable securities laws at the time this representation, or with the passage of time, or deemed made that has not been publicly disclosed at least one trading day prior to the date that this representation is made.

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Section 2.9 Internal Controls. The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 that are currently applicable to the Company. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets and incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established effective disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). Except as disclosed in the SEC Filings, there has been no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and, since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls.

Section 2.10 Title to Properties. The Company and each of its Subsidiaries has good title to all real properties and good title to all other properties and assets owned by them, in each case free from Liens, encumbrances and defects and the Company and each of its Subsidiaries holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them, except such (a) as are described in the SEC Filings, or (b) that would not materially affect the value thereof or materially interfere with the use made or to be made thereof by them.

Section 2.11 Material Contracts. Neither the Company nor any of its Subsidiaries is in default under or in violation or breach of any Material Contract to which any of them is a party and, to the Company’s Knowledge, no third-party defaults exist thereunder, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 2.12 Litigation; Permits and Compliance with Laws.

(a) Except as set forth in the SEC Filings, there are no (i) investigations or, to the Company’s Knowledge, proceedings pending or threatened by any Governmental Authority with respect to the Company or any of its Subsidiaries or any of their properties or assets, (ii) actions, suits or proceedings at law or in equity pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties or assets, at Law or in equity that would reasonably be expected to result in liability to the Company or its Subsidiaries in excess of $250,000 or any other material non-monetary liability or restrictions, or (iii) orders, judgments or decrees of any Governmental Authority against the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it (the “Permits”), except where such failure has not had and would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and such Permits are in full force and effect. The Company and each of its Subsidiaries is in compliance with each of its Permits in all material respects and no material violations are or have been recorded in respect of any Permits. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Permit that, if determined adversely to the Company or such Subsidiary, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

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(c) None of the Company or any of its Subsidiaries or any of their respective properties or assets is in violation of (nor shall the continued operation of their respective material properties and assets as currently conducted violate) any law, rule or regulation, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.13 Taxes. The Company and its Subsidiaries have paid all U.S. federal, and all material state, local and foreign taxes and filed all U.S. federal income Tax Returns and all other material Tax Returns required to be paid or filed through the date hereof; and except as otherwise disclosed in the SEC Filings or as would not, individually or in the aggregate, have a Material Adverse Effect, there is no tax deficiency that has been, or could reasonably be expected to be, asserted against the Company or any of its Subsidiaries or any of their respective properties or assets.

Section 2.14 No Material Misstatements.

(a) All written factual information (other than forward-looking information and information of a general economic nature or industry specific nature) (the “Information”) concerning each of the Company and its Subsidiaries, the Transactions and any other transactions contemplated hereby or otherwise prepared by or on behalf of the foregoing or their respective representatives and made available to the Investors in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date the Information was furnished to the Investors and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b) The forward-looking information and information of a general economic nature prepared by or on behalf of the Company or any of its representatives and that have been made available to the Investors in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Company to be reasonable as of the date thereof, as of the date the information was furnished to the Investors.

Section 2.15 Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no “reportable event” within the meaning of Section 4043(c) of ERISA has occurred during the past five years as to which the Company, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has received any written notification that any “multiemployer plan” (as defined in Section 4001(a)(15) of ERISA) is in reorganization or has been terminated within the meaning of Title IV of ERISA.

Section 2.16 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect there are no strikes or other labor disputes pending or threatened against the Company or any of its Subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions shall not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound.

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Section 2.17 Environmental Matters. Except as disclosed in the SEC Filings and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries (x) are in compliance with all applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees and orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received written notice of any actual or threatened liability under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries and (iii) (x) there is no proceeding that is pending, or that is known to be contemplated, against the Company or any of its Subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceeding regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (y) the Company and its Subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the release of hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a Material Adverse Effect on the capital expenditures, earnings or competitive position of the Company and its Subsidiaries, and (z) none of the Company or its Subsidiaries anticipates material capital expenditures relating to compliance with any Environmental Laws.

Section 2.18 Capitalization.

(a) Prior to the consummation of the Transactions to be effected at the Closing, the authorized Equity Interests of the Company shall consist of (A) 150,000,000 shares of Common Stock, $0.001 par value per share, of which 52,169,945 shares are issued and outstanding, of which 892,557 shares are held by the Company in its treasury, (B) 10,000,000 shares of preferred securities, $0.001 par value per share, none of which are issued and outstanding (excluding Preferred Shares issued to the Investors pursuant to this Agreement), and (C) 5,232,165 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options. Prior to the consummation of the Transactions to be effected at the Closing, 6,000,000 shares of Common Stock were reserved for issuance under the Company’s incentive equity plans.

(b) When so issued, sold and delivered, the Preferred Securities and the Common Stock underlying the Preferred Securities shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and other Liens except for restrictions on transfer arising under any applicable securities laws and each other Related Agreement. The Company has reserved a sufficient number of shares of Common Stock for issuance upon the conversion of the Preferred Securities in full, subject to the receipt of stockholder approval of the Proposal. Except as set forth in Section 2.18(a), there are not issued, reserved for issuance or outstanding (i) any Equity Interests of the Company, (ii) any securities convertible into or exchangeable or exercisable for Equity Interests of the Company or (iii) any warrants, calls, options or other rights to acquire from the Company any Equity Interests or securities convertible into or exchangeable or exercisable for Equity Interests of the Company.

(c) Except for the Related Agreements, there are no outstanding obligations of the Company to (i) issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests or securities convertible into or exchangeable or exercisable for Equity Interests of the Company (other than as a result of the issuance of any Common Stock to employees or members of management of the Company or any of its Subsidiaries in connection with the exercise of options or other securities convertible into Common Stock held or issued to such employees or members of management on the Closing Date) or (ii) repurchase, redeem or otherwise acquire any such Equity Interests. Other than the Related Agreements, there are no shareholder agreements, partnership agreements, voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of Equity Interests of the Company. The rights, preferences, powers, and the qualifications, restrictions and limitations, of the Preferred Securities are as set forth in the Certificate of Designation and such rights, preferences, powers, and such qualifications, restrictions and limitations, are, upon filing the Certificate of Designation with the State of Delaware, valid and enforceable under the laws of the State of Delaware.

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(d) From and after the Closing, the Preferred Securities shall, with respect to dividend rights and rights upon the Company’s liquidation, winding up or dissolution, rank senior to all other Equity Interests of the Company, including any other class or series of its Equity Interests.

(e) The Company has not declared or, except for dividends previously paid as set forth in the SEC Filings or as set forth in the Certificate of Designation, agreed to declare or pay, any dividends, or authorized or made, or agreed to authorize or make, any distribution, upon or with respect to any class or series of its Equity Interests.

(f) Except as set forth in the SEC Filings, the Company has no Indebtedness and is not a guarantor of any Indebtedness.

Section 2.19 Brokers. The Company has not retained, utilized or been represented by any broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

Section 2.20 Insurance The Company and its subsidiaries carry, or are covered by, insurance covering their respective properties, operations, personnel and businesses in such amounts and covering such risks as is customary for companies engaged in similar businesses in similar industries; and neither the Company nor any of its subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

Section 2.21 Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each of its Subsidiaries owns, or possesses adequate rights to use, all Intellectual Property that are used or held for use in or are otherwise reasonably necessary for the present conduct of their respective businesses, (b) to the Company’s Knowledge, the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any Person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Company and its Subsidiaries is pending or, to the Company’s Knowledge, threatened and (ii) to the Company’s Knowledge, no claim or litigation regarding any other Intellectual Property described in Section 2.21 is pending or threatened.

Section 2.22 Foreign Corrupt Practices Act. The Company and its Subsidiaries, and, to the Company’s Knowledge or the Knowledge of any of its Subsidiaries, their respective directors, officers, agents or employees, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 or similar law of a jurisdiction in which the Company or any of its Subsidiaries conduct their respective businesses and to which they are lawfully subject, in each case, in all material respects. No part of the proceeds of the Purchase Price paid hereunder shall be used to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Section 3.1 Representations and Warranties of the Investors. Each of the Investors hereby severally, and not jointly, represents and warrants as of the date hereof and as of the respective Closing Date to the Company as follows:

(a) Such Investor is an individual or is an organization duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

(b) Such Investor has all necessary legal power and authority to enter into, deliver and perform its obligations under the Related Agreements. The execution, delivery and performance of the Related Agreements by such Investor and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Investor is required. Each of the Related Agreements to which the Investor is a party has been duly executed and delivered by such Investor, where applicable, and constitutes legal, valid and binding obligations of such Investor; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

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(c) The execution, delivery and performance of the Related Agreements by such Investor and the consummation by such Investor of the transactions contemplated thereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Investor is a party or by which such Investor is bound or to which any of the property or assets of such Investor is subject, (ii) conflict with or result in any violation of the provisions of the organizational documents of such Investor, or (iii) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Investor or the property or assets of such Investor, except in the case of clauses (i) and (iii), for such conflicts, breaches, violations or defaults would not prevent the consummation of the transactions contemplated by the Related Agreements.

(d) It is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

(e) It is acquiring the Preferred Securities for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act.

(f) It understands that (i) the Preferred Securities have not been registered under the Securities Act and the Preferred Securities are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) all or any part of the Preferred Securities may not be offered or sold except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws.

(g) It understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to it) depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(h) It did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to any such broker or finder, except as otherwise provided for in this Agreement.

(i) Such Investor is not and is not using the assets of (i) an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or any entity whose underlying assets are treated as assets of such employee benefit plans, or (ii) a “plan” as defined in Section 4975(e)(1) of the Code, or an entity whose underlying assets are treated as the assets of such plan.

(j) Such Investor: (i) is able to fend for itself in the Transactions; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Preferred Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(k) Such Investor acknowledges that (i) it has conducted its own investigation of the Company and the terms of the Preferred Securities, (ii) it has had access to the Company’s public filings with the SEC and to such financial and other information as it deems necessary to make its decision to purchase the Preferred Securities, (iii) it is aware that the Company is presently below compliance standards relating to the continued listing of its Common Stock on the NYSE Mkt and that the Common Stock is subject to delisting from the NYSE Mkt if non-compliance is not cured, of which there can be no assurance, and (iv) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and the Company Subsidiaries and to ask questions of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Preferred Securities. Such Investor further acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Preferred Securities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article II of this Agreement or the right of the Investor to rely on such representations and warranties.

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(l) Except for the representations and warranties contained in Article II of this Agreement (including any references in such Section to the SEC Reports), such Investor acknowledges that neither the Company nor any Person on behalf of the Company makes, and the Investor has not relied upon, any other express or implied representation or warranty with respect to the Company or any Company Subsidiaries or with respect to any other information provided to the Investor in connection with the Transactions.

(m) Such Investor is a citizen of the United States within the meaning of 46 U.S.C. Sec. 50501 (a “U.S. Citizen”).

(n) Such Investor understands that the Preferred Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the applicability of such exemptions and the suitability of such Investor to acquire the Preferred Securities.

(o) Such Investor understands that the certificates evidencing the Preferred Securities and the Common Stock issuable upon conversion of the Preferred Securities may bear a legend or other restriction substantially to the following effect (it being agreed that if any such securities are not certificated other appropriate restrictions shall be implemented to give effect to the following):

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO THE COMPANY OR ANY COMPANY SUBSIDIARY, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

ARTICLE IV
CONDITIONS OF PURCHASE

Section 4.1 Purchase of the Preferred Securities. The obligation of the Investors to purchase the Preferred Securities is subject to the satisfaction (or waiver by the Investors) of the following conditions on or prior to the applicable Closing Date:

(a) The Investors shall have received a counterpart of each Related Agreement signed by each of the requisite parties thereto (which may include delivery of a signed signature page of this Agreement and each other Related Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)).

(b) The representations and warranties of the Company contained in Article II shall be true and correct in all material respects (other than representations and warranties which are already qualified as to materiality, which shall be true and correct in all respects) as of the date when made and as of the applicable Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date.

(c) The Company shall have adopted and filed with the Secretary of State of Delaware the Certificate of Designation.

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(d) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Related Agreements to be performed, satisfied or complied with by it at or prior to the Closing Date.

(e) There shall not have occurred any Material Adverse Effect since September 30, 2016.

(f) The Company shall have received from Investors executed Agreements pursuant to which Investors shall have agreed to purchase, and shall have tendered to the Company the Purchase Price with respect to, an aggregate of not less than $1,500,000 of Preferred Securities (the “Minimum Subscription Amount”).

(g) The Company shall have delivered to the Investors a certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the applicable Closing Date, certifying as to the matters set forth in subsections (b), (c), (d), (e) and (f) of this Section 4.1.

(h) On the Closing Date, the Company shall deliver to each Investor certificates representing the Preferred Securities purchased by such Investor or evidence of the issuance of the Preferred Securities credited to book-entry accounts maintained by a nationally recognized transfer agent.

Section 4.2 Sale of the Preferred Securities. The obligation of the Company to issue and sell the Preferred Securities is subject to the satisfaction (or waiver by the Company) of the following conditions on or prior to the applicable Closing Date:

(a) The Company shall have received the Purchase Price from the Investor as set forth on Annex A and the aggregate Purchase Price tendered by all Investors is not less than the Minimum Subscription Amount.

(b) The Company shall have received a counterpart of each Related Agreement signed by each of the requisite parties thereto (which may include delivery of a signed signature page of this Agreement and each other Related Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)).

(c) The representations and warranties of each Investor contained in Article III shall be true and correct in all material respects (other than representations and warranties which are already qualified as to materiality, which shall be true and correct in all respects) as of the date when made and as of the applicable Closing Date, as though made on and as of such date, except for such representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date.

(d) The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Related Agreements to be performed, satisfied or complied with by it at or prior to the applicable Closing Date.

(e) No court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Transactions in a manner that cannot reasonably be remedied by the Company or the Investors.

ARTICLE V
COVENANTS

Section 5.1 Shares Issuable Upon Conversion. The Company will at all times have reserved and available for issuance a number of shares of Common Stock, free of any preemptive or similar rights of stockholders of the Company, equal to the lesser of: (i) all authorized but unissued shares of Common Stock (other than those reserved under the Company’s management equity incentive plans as of the date of this Agreement) and (ii) a number of shares of Common Stock sufficient to permit the conversion in full of all of the outstanding Preferred Securities into Common Stock pursuant to the Certificate of Designation (assuming the receipt of stockholder approval of the Proposal), including as may be adjusted for share splits, combinations or other similar transactions as of the date of determination or due to the accrual of accreting dividends.

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Section 5.2 Stockholder Approval of Proposal.

(a) Promptly upon a determination that the shares of Common Stock issuable upon conversion of the Preferred Securities may be limited as a result of application of any Exchange Voting Requirements, but not later than the next annual meeting of stockholders of the Company, the Company shall take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of seeking approval of the Proposal, including, but not limited to, filing a Proxy Statement (as defined below) for such Stockholders Meeting. In the event that the Proposal is not approved by the Company’s stockholders at the Stockholders Meeting, the Company shall take all action necessary to call at least two additional special meetings of its stockholders (each such additional meeting, a “Subsequent Stockholders Meeting”) for the purpose of seeking approval of the Proposal; provided, the Company shall seek approval of the Proposal not approved at a Subsequent Stockholders Meeting at each annual meeting following the second Subsequent Stockholders Meeting. In connection with the Stockholders Meeting and, if applicable, any Subsequent Stockholders Meeting, the Company will promptly prepare and file with the SEC proxy materials (including a proxy statement and form of proxy) in compliance with Section 14(a) of the Exchange Act and the rules promulgated thereunder (as amended or supplemented, each, a “Proxy Statement”) for use at the Stockholders Meeting and, if applicable, any Subsequent Stockholders Meeting. After receiving and promptly responding to any comments of the SEC thereon, the Company shall promptly mail such Proxy Statement (or, if permitted, notice of the availability of such Proxy Statement) to the stockholders of the Company. The Company will comply with Section 14(a) of the Exchange Act and the rules promulgated thereunder in relation to any form of proxy to be sent or made available to the stockholders of the Company in connection with the Stockholders Meeting or, if applicable, any Subsequent Stockholders Meeting, and each Proxy Statement shall not, on the date that such Proxy Statement (or any amendment thereof or supplement thereto) is first mailed or made available to stockholders or at the time of the Stockholders Meeting or any Subsequent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting or any Subsequent Stockholders Meeting which has become false or misleading. Each Investor shall promptly furnish in writing to the Company such information relating to such Investor and its investment in the Company as the Company may reasonably request for inclusion in each Proxy Statement.

(b) The Company’s Board of Directors shall recommend to the Company’s stockholders that the stockholders vote in favor of the Proposal at the Stockholders Meeting and, if applicable, the Subsequent Stockholders Meeting, and take all reasonable action to solicit the approval of the stockholders for the Proposals. The Company shall (i) take all action necessary to convene the Stockholders Meeting and, if necessary, any Subsequent Stockholders Meeting, to consider and vote upon the approval of the Proposal and (ii) submit the Proposal at the Stockholders Meeting or, if applicable, the Subsequent Stockholders Meeting to the stockholders of the Company for their approval.

Section 5.3 Registration Statement.

(a) The Company will, at is sole cost and expense, prepare and, not later than 120 calendar days following the first Closing, file with the SEC a registration statement (the “Registration Statement”) on Form S-3 or, if Form S-3 is unavailable, on Form S-1 registering the delayed and continuous resale of all of Conversion Shares pursuant to Rule 415 under the Securities Act and will use commercially reasonable efforts to cause such Registration Statement to be declared effective as promptly as practicable and to remain continuously effective until all Conversion Shares may be resold by each Investor, other than officers of the Company, pursuant to Rule 144 without volume limitation, manner-of-sale restrictions or the Company being in compliance with any current public information requirement (the “Registration Period”).

(b) Notwithstanding the undertaking in Section 5.3(a), if the SEC informs the Company that all of the Conversion Shares cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to use its commercially reasonable efforts to file amendments to the Registration Statement as required by the SEC, covering the maximum number of Conversion Shares permitted to be registered by the SEC, to register for resale the Conversion Shares as a secondary offering; provided, however, that prior to filing such amendment, the Company will use commercially reasonable efforts to advocate with the SEC for the registration of all of the Conversion Shares in accordance with SEC guidance.

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(c) In connection with the Registration Statement, the Company will, as soon as reasonably practicable:

(i)                   Prepare and file with the SEC such pre-effective and post-effective amendments and supplements to the Registration Statement and the Prospectus used in connection with the Registration Statement, and file such reports under the Exchange Act, as may be necessary to cause the Registration Statement to become effective, to keep the Registration continuously effective during the Registration Period and not misleading in any material respect, and as may otherwise be required or applicable under, and to comply with the provisions of, the Securities Act with respect to the disposition of all of the Conversion Shares covered by the Registration Statement during the Registration Period;

(ii)                 Furnish to the Investors such number of copies of the Prospectus, and each amendment or supplement thereto, in conformity with the requirements of the Securities Act, and such other documents as the Investors may reasonably request in order to facilitate the disposition of the Conversion Shares owned by it;

(iii)                Notify the Investors: (A) when a Prospectus or any Prospectus supplement or post-effective amendment is proposed to be filed and, with respect to any post-effective amendment, when the same has become effective, except for any filing to be made solely to incorporate by reference a Current Report on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K to be filed with the SEC; (B) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or a Prospectus or for additional information; (C) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (D) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Conversion Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (E) of the occurrence of any event or circumstance that makes any statement made in the Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, Prospectus or documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in no event will any such notice contain any information which would constitute material, non-public information regarding the Company;

(iv)               Use reasonable best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of, any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification, or exemption from qualification, of any of the Conversion Shares for sale in any jurisdiction, at the earliest practicable moment;

(v)                 Incorporate in a Prospectus supplement or post-effective amendment such information as each Investor reasonably requests be included therein regarding each such Investor or the plan of distribution of the Conversion Shares; and make all required filings of the Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of such matters to be incorporated in such Prospectus supplement or post-effective amendment; provided, however, that the Company will not be required to take any action pursuant to this paragraph that would violate applicable law;

(vi)               Whenever necessary, prepare and deliver to each Investor any required supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document, including such reports as may be required to be filed under the Exchange Act, so that, as thereafter delivered, the Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(vii)              Use reasonable best efforts to cause all Conversion Shares to be listed on the Principal Market or such other securities exchange or automated quotation system, if any, as is then the principal securities exchange or automated quotation system on which the Common Stock is then listed; and

(viii)            Fully cooperate with the Company’s transfer agent, the Investors and their brokers to facilitate the timely clearing and delivery of Conversion Shares to be sold pursuant to the Registration Statement free of any restrictive legends and in such denominations and registered in such names as Investors may reasonably request, including timely completion and delivery of all forms, documents and instruments requested by the transfer agent or any broker.

Section 5.4 Commercially Reasonable Efforts; Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Investors and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Related Agreements, including using commercially reasonable efforts to: (i) cause the conditions to the applicable Closing set forth in Article IV to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities; and (iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Related Agreements.

(b) Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be reasonably necessary to effectuate the transactions contemplated by the Related Agreements, subject to the terms and conditions hereof and thereof and compliance with applicable Law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof and thereof.

Section 5.5 Tax Characterization. Unless otherwise required by a “determination”, as defined in Section 1313(a) of the Code, the parties agree to treat the Preferred Securities as stock other than preferred stock (within the meaning of Section 305 of the Code) for U.S. federal, and to the extent applicable, state and local income tax purposes.

Section 5.6 Confidential Information.

(a) Each Investor recognizes that Confidential Information may have been and may be disclosed to such Investor by the Company or any of its Subsidiaries. Each Investor shall not engage in the unauthorized use, and shall cause its Affiliates not to engage in the unauthorized use, or make any unauthorized disclosure to any third party, of any Confidential Information without the prior written consent of the Company and shall use due care to ensure that such Confidential Information is kept confidential, including by treating such information as such party would treat its own Confidential Information. Notwithstanding the foregoing, the Investor s shall have the right to share any Confidential Information with any of their representatives, each of whom shall be required to agree to keep confidential such Confidential Information to the extent required of the Investor under this Section 5.6. As used herein, “Confidential Information” means all information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of the Company and/or its Subsidiaries (including any of the terms of this Agreement) from whatever source obtained, except for any such information, knowledge, systems or data which (i) has become publicly known and made generally available through no wrongful act of such Investor, (ii) has been rightfully received by such Investor from a third party who, to the knowledge of such Investor, is not bound by any obligations of confidentiality with respect to such information, knowledge, systems or data, (iii) is independently developed by such Investor without use of Confidential Information, (iv) is already known by or is already in the possession of such Investor or any of its Affiliates prior to the date hereof, or (v) subject to the obligations set forth in Section 5.6(b), is required by law, court order, subpoena, stock exchange, self-regulatory organization, governmental agency, or regulatory body to be disclosed.

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(b) If any Investor is requested to disclose any Confidential Information by any Governmental Authority or for any regulatory reason, such Investor will promptly notify the Company, as is reasonably practicable and legally permissible under the circumstances, to permit it to seek a protective order or take other action that the Board of Directors in its discretion deems appropriate, and such Investor will cooperate in any such efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, at the Company’s sole cost and expense. If, in the absence of a protective order, such Investor is compelled to disclose any such information in any proceeding or pursuant to legal process, such Investor may disclose to the party compelling disclosure only the part of such Confidential Information as is required to be disclosed (in which case, prior to such disclosure, such Investor will advise and, if requested by the Board of Directors, consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure) and such Investor will use its commercially reasonable efforts to obtain confidential treatment therefor. Notwithstanding the foregoing, the Investor shall not be required to notify the Company if it is required to disclose Confidential Information pursuant to a routine regulatory inquiry or blanket document request, not targeting the Company or the Board of Directors.

Section 5.7 Further Assurances. The Company and each Investor shall execute and deliver such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby; and the Company shall use commercially reasonable efforts to remedy any order contemplated by Section 4.2(e) hereof.

Section 5.8 Access. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article VI, the Company shall: (i) provide the Investors and their representatives reasonable access to key personnel, books, records, facilities, properties, customers, suppliers, records, contracts, documents and data of the Company, and (ii) furnish the Investors and their representatives with copies of all such books, records, Tax Returns reflecting the business operations of the Company, contracts, documents, data and information as they may reasonably request; provided, that such access, investigations and inquiries by or on behalf of the Investors shall (x) be given at reasonable times and upon prior written notice, (y) during normal business hours and without undue interference with normal operations or customer or employee relations, and (z) be subject to any limitations prescribed by applicable law or that are reasonably required to preserve any applicable attorney-client privilege or other legally recognized privilege.

Section 5.9 Use of Proceeds. The Company shall apply the net proceeds from the issuance and sale of the Preferred Securities for general corporate purposes, including funding working capital, acquiring and/or developing oil and gas assets, and payment of expenses in connection with the Transactions.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Survival. The representations and warranties made by the Company contained in this Agreement, and made by or on behalf of any of the Investors pursuant to this Agreement, shall survive for a period of 18 months following the applicable Closing Date, regardless of any investigation made at any time by or on behalf of the Investors or the Company. The covenants made in this Agreement or any Related Agreement shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Preferred Securities and payment therefor and repayment, conversion or repurchase thereof.

Section 6.2 Termination. As among the Company, on the one hand, and each individual Investor, on the other hand, this Agreement may be terminated at any time prior to Closing:

(a) by either the individual Investor or the Company if the Closing shall not have occurred by the 60th calendar day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 6.2 shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

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(b) by either the individual Investor or the Company in the event any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the individual Investor and the Company.

In the event of termination of this Agreement as provided in this Section 6.2, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto; provided, that, notwithstanding the foregoing, the terms of Section 5.6, Sections 6.3 through 6.9 and this Section 6.2 shall remain in full force and effect and shall survive any termination of this Agreement.

Section 6.3 Indemnification. The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, members, managers, agents and employees, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees and disbursements) to which such Person may become subject as a result of, arising out of, in connection with or related to: (i) any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Related Agreements; or (ii) any action, suit, claim, proceeding or investigation (other than actions, suits, claims, proceedings or investigations arising from the willful conduct or gross negligence of the Investor) by any governmental authority, stockholder of the Company or any other Person (other than the Company) relating to this Agreement or the other Related Agreements or the transactions contemplated hereby or thereby, and in each case, will reimburse any such Person for all such amounts as they are incurred by such Person.

Section 6.4 Entire Agreement; Parties in Interest. This Agreement and each other Related Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 6.6 Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the District Court of the State of Texas sitting in Harris County, Texas, or in the event (but only in the event) that the Texas District Court does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the Southern District of Texas sitting in Harris County, Texas, for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Section 6.8 Remedies.

(a) Except as otherwise provided herein, all remedies available under this Agreement, at law or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Party of a particular remedy shall not preclude the exercise of any other remedy.

(b) Each Party hereby acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and that remedies at law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity. The Parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

Section 6.9 Notices.

(a) Except as otherwise provided in this Agreement, any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and delivered by (i) email or (ii) U.S. mail or (iii) overnight delivery via a national courier service to the following email address or physical address, as applicable:

If to the Company:

Houston American Energy Corp.

801 Travis Street, Suite 1425

Houston, TX 77002

Attention: John P. Boylan, President

E-mail: jpb@houstonamericanenergy.com

If to the Investors:

At the address shown on the signature page hereof.

(b) Notice or other communication pursuant to Section 6.10(a) shall be deemed given or received (i) in the case of personal delivery or delivery by electronic mail, on the date of such delivery, (ii) in the case of dispatch by nationally recognized overnight courier, on the next Business Day following such dispatch and (iii) in the case of mailing, on the fifth Business Day after the posting thereof. Any Party may specify a different address, by written notice to the other Parties. The change of address shall be effective upon the other Parties’ receipt of the notice of the change of address.

Section 6.10 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No knowledge, investigation or inquiry, or failure or delay by the Company or the Investors in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver of any right or remedy hereunder shall be deemed to be a continuing waiver in the future or a waiver of any rights or remedies arising thereafter.

Section 6.11 Counterparts. This Agreement may be executed (including by facsimile transmission, “. pdf,” or other electronic transmission) in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the Parties and delivered (including by facsimile transmission, “. pdf” or other electronic transmission) to the other Parties.

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Section 6.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted assigns and successors. Neither this Agreement nor any of the rights, interests or obligations set forth in, arising under or created by this Agreement may be assigned by any of the Parties without the prior written consent of the other Parties, except that each of the Investors may, without the consent of the Company, assign all or a portion of its rights, interests and funding obligation hereunder to one or more of their respective Affiliates, but only to Affiliates that are U.S. Citizens; provided that any such assignment shall not relieve any of the Investors of its funding obligation hereunder on the Closing Date. In the event of an assignment to such an Affiliate, such Affiliate shall become party to this Agreement by execution of a joinder hereto in form and substance reasonably acceptable to the Company. Any assignment or transfer in violation of this Section 6.12 shall be null and void.

Section 6.13 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that achieves, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

ARTICLE VII
DEFINITIONS

Section 7.1 Defined Terms. The following words and phrases have the meanings specified in this Section 7.1:

“Affiliate” shall mean with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled or managed by, or is under common control with, such Person, and all funds and accounts managed by such Person.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Business Day” means any day, other than a Saturday, Sunday or other day, on which banks in the City of Houston, Texas are authorized or required by law or executive order to remain closed.

“Certificate of Designation” shall have the meaning assigned to such term in the recitals to this Agreement.

“Closing” shall have the meaning assigned to such term in Section 1.3(a).

“Closing Date” shall have the meaning assigned to such term in Section 1.3(a).

“Code” shall mean the Internal Revenue Code of 1986.

“Common Stock” shall mean shares of Common Stock of the Company, par value $0.001 per share.

“Company” shall have the meaning assigned to such term in the preamble to this Agreement.

“Company Financial Statements” shall have the meaning assigned to such term in Section 2.7(b).

“Confidential Information” shall have the meaning assigned to such term in Section 5.6(a).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Conversion Shares” means shares of Common Stock issuable upon conversion of the Preferred Securities.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Substance or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Substances).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any and all warrants, rights or options to purchase any of the foregoing, including convertible securities.

“Evaluation Date” shall have the meaning assigned to such term in Section 2.9.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Voting Requirement” shall mean any applicable rule or requirement of the Principal Market whereby stockholder approval is a condition of issuing shares above prescribed thresholds if such shares are listed on the Principal Market and if such issuance (i) results in a change of control of the listed company or (ii) results, or could result, in issuance above a percentage and subject to criteria established by the Principal Market.

“GAAP” shall have the meaning assigned to such term in Section 2.7(b).

“Governmental Authority” shall mean any United States or non-United States federal, state or local government, or any agency, bureau, board, commission, department, tribunal or instrumentality thereof or any court, tribunal, or arbitral or judicial body.

“Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under Environmental Laws.

“Indebtedness” of any Person shall mean, if and to the extent (other than with respect to clause (i) of this definition) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all capitalized lease obligations of such Person, (f) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (g) the principal component of all obligations of such Person in respect of bankers’ acceptances and (h) all guarantees by such Person of Indebtedness described in clauses (a) through (g) above; provided that, in the case of the Company and its Subsidiaries, Indebtedness shall not include trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business.

“Information” shall have the meaning assigned to such term in Section 2.14(a).

“Intellectual Property” means all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights necessary to the business of the Company.

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“Investors” shall have the meaning assigned to such term in the preamble to this Agreement.

“Knowledge” means, with respect to any statement made to a Person’s Knowledge, that such statement is based on the actual knowledge of the executive officers of such Person (as defined in Rule 405 under the Securities Act) having responsibility for the matter or matters that are the subject of the statement, after reasonable inquiry.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the results of operations, assets, business or financial condition of the Company and its Subsidiaries, taken as a whole, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (i) effects caused by changes or circumstances affecting the U.S. or global economy or capital markets in general or which are generally applicable to the industry in which the Company operates, provided that such effects are not borne disproportionately by the Company or any of its Subsidiaries; (ii) effects caused by changes in applicable law or GAAP, provided that such effects are not borne disproportionately by the Company or any of its Subsidiaries; (iii) effects caused by changes in the market price or trading volume of the Common Stock on any trading market (provided that the underlying causes of such changes (subject to the other provisions of this paragraph) shall not be excluded); (iv) effects caused by failure(s) by the Company to meet any operating projections or forecasts, or published revenue or earnings predictions (provided that the underlying causes of such failure(s) (subject to the other provisions of this paragraph) shall not be excluded); (v) effects caused by earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing as of the date hereof; (vi) effects resulting from or relating to the announcement or disclosure of the sale of the Preferred Securities or other transactions contemplated by this Agreement; and (vii) effects caused by any action or failure to take action, in each case, expressly consented to or requested by the Investors.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which is material to the business of the Company and its Subsidiaries, taken as a whole, including those that have been filed or were required to have been filed as an exhibit to the SEC Filings (as defined below) pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Minimum Subscription Amount” shall have the meaning assigned to such term in Section 4.1(f).

“Parties” shall have the meaning assigned to such term in the preamble to this Agreement.

“Permits” shall have the meaning assigned to such term in Section 2.12(b).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Preferred Securities” shall have the meaning assigned to such term in the recitals to this Agreement.

“Principal Market” means The NYSE Mkt or other national or regional securities exchange or over the counter market on which the Common Stock is then listed.

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“Proposal” means the proposal to be submitted to the stockholders of the Company at the Stockholders Meeting, for the purpose of seeking approval of the stockholders of the Company for the issuance of all shares of Common Stock issuable upon the full conversion of the Preferred Securities issued pursuant to this Agreement and any change of control that may be deemed to occur as a result of such issuance and sale pursuant to an Exchange Voting Requirement.

“Proxy Statement” shall have the meaning assigned to such term in Section 5.2(a).

“Purchase Price” shall have the meaning assigned to such term in Section 1.1.

“Registration Period” shall have the meaning assigned to such term in Section 5.3(a).

“Registration Statement” shall have the meaning assigned to such term in Section 5.3(a).

“Regulation D” shall have the meaning assigned to such term in the recitals to this Agreement.

“Related Agreements” shall mean this Agreement, the schedules and exhibits attached hereto, and the Certificate of Designation.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act.

“SEC” shall have the meaning assigned to such term in the recitals of this Agreement.

“SEC Filings” shall have the meaning assigned to such term in Section 2.7(a).

“Securities Act” shall have the meaning assigned to such term in the recitals of this Agreement.

“Stockholders Meeting” shall have the meaning assigned to such term in Section 5.2.

“Subsequent Stockholders Meeting” shall have the meaning assigned to such term in Section 5.2.

“Subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Tax Return” shall mean any return, report or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedules, attachments or amendments thereto.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Related Agreements, including (a) the execution and filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the performance by the Company of its obligations thereunder and the execution, delivery and performance of each other Related Agreement, the payment of the Purchase Price and the purchase and sale of the Preferred Securities under this Agreement; and (b) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

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Section 7.2 Construction. The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance. The headings are for convenience only and shall not be given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to by or attached to this Agreement, unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” in this Agreement mean “include/includes/including without limitation.” All references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. References to a Person also include its permitted assigns and successors. The word “will” shall be construed to have the same meaning as the word “shall.” The words “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” With respect to the determination of any period of time, “from” shall mean “from and including.” The word “or” shall not be exclusive. Any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Any reference herein to any law, contract, agreement or other instrument, including the governing documents of any Person, shall be construed as referring to such law, contract, agreement or instrument as amended or modified or, in the case of a law, codified or reenacted, in each case, in whole or in part, and as in effect from time to time. The Parties acknowledge and agree that (a) each Party and its counsel has reviewed, or has had the opportunity to review, the terms and provisions of this Agreement, (b) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be used to interpret this Agreement and (c) the provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such previous drafts of this Agreement or any other Related Agreements or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any other Related Agreements.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

HOUSTON AMERICAN ENERGY CORP.

By:
Name:	John P. Boylan
Title:	President and Chief Executive Officer

INVESTOR:	INVESTOR NOTICE ADDRESS:

Name:	Address:

By:
Name:	E-Mail:
Title:

Preferred Securities Purchased:   _______________ shares

Purchase Price ($1,000 per share) $_______________

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